Exhibit 10.4

STOCK APPRECIATION RIGHTS AGREEMENT

Post Holdings, Inc. (the “Company”), effective                     , 20         (“Grant Date”), grants to                     (the “SAR Holder”) Stock Appreciation Rights (“SARs”) relating to                     shares of its Stock at an exercise price of $            (“Exercise Price”) per share pursuant to the Post Holdings, Inc. 2012 Long-Term Incentive Plan (the “Plan”).

NOW THEREFORE, the Company and SAR Holder agree, for and in consideration of the terms hereof, as follows:

1.	Exercise—Subject to the provisions of the Plan and the following terms, SAR Holder may exercise the SARs from time to time by tendering to the Company (or its designated agent), written notice of exercise, which will state the number of Shares under the SARs to be exercised. Upon the exercise of all or a portion of the SARs, the SAR Holder shall receive from the Company an amount by which the Fair Market Value of the underlying Stock exceeds the Exercise Price for each exercised Share as of the exercise date. Such amount of appreciation on the underlying shares shall be paid to the SAR Holder in shares of Stock. All determinations of fair market value shall be made by the Committee in accordance with the Plan. In lieu of fractional shares, the amount to be paid upon exercise shall be rounded down to the nearest whole number of Shares.

2.	When Exercisable—The SARs become exercisable at the rate of [one-third of the total Shares granted on each of the first, second and third anniversaries of the Grant Date]. Subject to the provisions of the Plan and any vesting and other terms herein, the SARs remain exercisable through the tenth anniversary of the Grant Date (“Expiration Date”), unless the SAR Holder is no longer employed by the Company, in which case the SARs are exercisable only if permitted by, and in accordance with, the provisions of paragraph 3 below.

3.	Accelerated Exercise—Notwithstanding the above, the SARs shall become exercisable before the normal exercise dates set forth in paragraph 2 above upon the occurrence of any of the events set forth below while SAR Holder is employed by the Company (hereinafter referred to as an “Accelerating Event”). The SARs shall become exercisable in full on the date of such Accelerating Event, as set forth below, and shall remain exercisable for the periods also set forth below or until the Expiration Date, whichever occurs first. Thereafter, the unexercised portion of the SARs are forfeited and may not be exercised. Accelerating Events include the following:

a.	Death of SAR Holder; exercisable for three years.

b.	Disability of SAR Holder; exercisable for three years.

c.	Voluntary termination of SAR Holder’s employment at or after attainment of age 62; exercisable for three years.

d.	Involuntary termination of employment of SAR Holder, other than a termination for death, Disability, or Cause; exercisable for six months.

e.	Occurrence of a Change in Control Date; exercisable for six months after the Change in Control Date.

4.	Forfeiture—This paragraph sets forth the circumstances under which the SARs will be forfeited. All shares not exercisable shall be forfeited upon the occurrence of any of the following events (any of which is referred to as a “Forfeiture Event”):

a.	SAR Holder is terminated for Cause;

b.	SAR Holder voluntarily terminates employment prior to age 62;

c.	SAR Holder engages in competition with the Company; or

d.	SAR Holder engages in any of the following actions:

(i)	intentional misconduct in the performance of SAR Holder’s job with the Company or any subsidiary;

(ii)	being openly critical in the media of the Company or any subsidiary or its directors, officers, or employees or those of any subsidiary;

(iii)	pleading guilty or nolo contendere to any felony or any charge involving moral turpitude;

(iv)	misappropriating or destroying Company or subsidiary property including, but not limited to, trade secrets or other proprietary property;

(v)	improperly disclosing material nonpublic information regarding the Company or any subsidiary;

(vi)	after ceasing employment with the Company, inducing or attempting to induce any employee of the Company or any Subsidiary to leave the employ of the Company or any subsidiary;

(vii)	after ceasing employment with the Company, hiring any person who was a manager level employee of the Company or any subsidiary; or

(viii)	inducing or attempting to induce any customer, supplier, lender, or other business relation of the Company or any subsidiary to cease doing business with the Company or any subsidiary.

Upon the occurrence of a Forfeiture Event, those portions of the SARs not exercisable will be forfeited and may not be exercised. Notwithstanding any other provision of the SARs, any portion of the SARs exercisable (either in accordance with the normal exercise dates set forth in paragraph 2 or pursuant to an acceleration of exercisability under paragraph 3) at the occurrence of a Forfeiture Event shall remain exercisable for seven (7) days following the occurrence of a Forfeiture Event (but in no event later than the Expiration Date). Therefore, any exercisable portion of the SARs that is not exercised within such seven (7) day period (or by the Expiration Date if earlier) will be forfeited and may not be exercised. The Committee or entire Board may waive any condition of forfeiture described in this paragraph.

5.	This Agreement shall be governed by the laws of the State of Missouri without reference to the conflict of laws provisions thereof. The SAR Holder shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the SAR Holder in the Plan shall be on the basis of a warranty by the SAR Holder that he or she may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.

6.	No amendment or modification of this SARs Agreement shall be valid unless the same shall be in writing and signed by the Company and SAR Holder. The foregoing, however, shall not prevent the Company from amending or modifying the Plan except that no such amendment or modification shall adversely affect the SAR Holder’s rights under this SARs Agreement.

7.	During the lifetime of the SAR Holder, the SARs shall be exercisable only by the SAR Holder. The SARs shall not be assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the SAR Holder may request authorization from the Committee to assign his or her rights with respect to the SARs granted herein to a trust or custodianship, the beneficiaries of which may include only the SAR Holder, the SAR Holder’s spouse or the SAR Holder’s lineal descendants (by blood or adoption), and, if the Committee grants such authorization, the SAR Holder may assign his or her rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the SAR Holder under the Plan and this Agreement and shall be entitled to all the rights of the SAR Holder under the Plan.

ACKNOWLEDGED AND ACCEPTED:	POST HOLDINGS, INC.

By:
SAR Holder
Name:
Date
Title:

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